Calpine Reports Third Quarter 2017 Results
November 1, 2017

Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS THIRD QUARTER 2017 RESULTS

Merger Approvals on Track for First Quarter 2018 Close

Summary of Third Quarter 2017 Financial Results (in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change

Operating Revenues	$2,586	$2,355	9.8%	$6,951	$5,134	35.4%
Income from operations	$393	$462	(14.9)%	$478	$605	(21.0)%
Cash provided by operating activities	$561	$542	3.5%	$807	$667	21.0%
Net Income (Loss)[1]	$225	$295	(23.7)%	$(47)	$68	NM
Commodity Margin[2]	$864	$820	5.4%	$2,069	$2,057	0.6%
Adjusted EBITDA[2]	$669	$632	5.9%	$1,414	$1,458	(3.0)%
Adjusted Unlevered Free Cash Flow[2]	$604	$549	10.0%	$1,074	$1,139	(5.7)%
Adjusted Free Cash Flow[2]	$442	$383	15.4%	$588	$643	(8.6)%
Weighted Average Shares Outstanding (diluted)	359	356		355	356
________

[1]	Reported as Net Income (Loss) attributable to Calpine on our Consolidated Condensed Statements of Operations.

[2]	Non-GAAP financial measure, see “Regulation G Reconciliations” for further details.

(HOUSTON, Texas) November 1, 2017 – Calpine Corporation (NYSE: CPN) today reported Net Income1 of $225 million, or $0.63 per diluted share, for the third quarter of 2017 compared to $295 million, or $0.83 per diluted share, in the prior year period. The period-over-period decrease in Net Income was primarily due to an unfavorable variance in mark-to-market gain/loss, net, and increases in plant operating expense and depreciation and amortization expense, partially offset by higher Commodity Margin2 associated with retail as well as higher regulatory capacity revenue. Cash provided by operating activities for the third quarter of 2017 was $561 million compared to $542 million in the prior year period. The increase in cash provided by operating activities in the third quarter of 2017 was primarily due to an increase in income from operations, adjusted for non-cash items.

Adjusted EBITDA2 for the third quarter of 2017 was $669 million compared to $632 million in the prior year period. The increase in Adjusted EBITDA was primarily due to higher Commodity Margin2, largely driven by hedge revenues from our retail operations and higher regulatory capacity revenue, partially offset by higher plant operating expense primarily associated with our retail acquisitions. Adjusted Unlevered Free Cash Flow2 for the third quarter of 2017 was $604 million compared to $549 million in the prior year period, and Adjusted Free Cash Flow2 was $442 million compared to $383 million in the prior year period. The increases in Adjusted Unlevered Free Cash Flow and Adjusted Free Cash Flow were primarily driven by higher Adjusted EBITDA, as previously discussed, and lower major maintenance expense and capital expenditures due to the timing of our outage schedule.

Net Loss for the first nine months of 2017 was $47 million, or $0.13 per diluted share, compared to Net Income of $68 million, or $0.19 per diluted share in the prior year period. The period-over-period decrease was primarily due to increases in plant operating expense and depreciation and amortization expense primarily associated with our

Calpine Reports Third Quarter 2017 Results
November 1, 2017

retail acquisitions, partially offset by an increase in Commodity Margin largely driven by our retail acquisitions. Cash provided by operating activities for the first nine months of 2017 was $807 million compared to $667 million in the prior year period. The increase in cash provided by operating activities in the first nine months of 2017 was primarily due to a decrease in working capital employed resulting from the period-over-period change in net margining requirements associated with our commodity hedging activity, partially offset by a decrease in income from operations, adjusted for non-cash items.

Adjusted EBITDA for the first nine months of 2017 was $1,414 million compared to $1,458 million in the prior year period. The decrease in Adjusted EBITDA was primarily due to the receipt of a $40 million natural gas transportation billing credit in the second quarter of 2016 that did not recur in 2017, while retail acquisitions offset a decline in our wholesale business. Adjusted Unlevered Free Cash Flow for the first nine months of 2017 was $1,074 million compared to $1,139 million in the prior year period, and Adjusted Free Cash Flow was $588 million compared to $643 million in the prior year period. The decreases in Adjusted Unlevered Free Cash Flow and Adjusted Free Cash Flow were primarily driven by lower Adjusted EBITDA, as previously discussed, and higher major maintenance expense and capital expenditures due to the timing of our outage schedule.

“I am pleased to report that once again the Calpine team has risen to meet significant challenges,” said Thad Hill, Calpine’s President and Chief Executive Officer. “Since our last earnings call, we endured Hurricane Harvey in Texas and the wildfires in Northern California safely and without any material damage to our facilities. I am particularly proud of team members on the front lines who kept our plants and operations going in the face of adversity.  A number of our employees suffered personal losses, and we continue to support them as they rebuild.
“As we look to the balance of this year, we remain committed to achieving superior operational performance while we work to complete the previously announced merger, which remains on target for a first quarter of 2018 close.”

Calpine Reports Third Quarter 2017 Results
November 1, 2017

SUMMARY OF FINANCIAL PERFORMANCE

Third Quarter Results

Adjusted EBITDA for the third quarter of 2017 was $669 million compared to $632 million in the prior year period. The year-over-year increase in Adjusted EBITDA was primarily related to a $44 million increase in Commodity Margin, partially offset by a $12 million increase in plant operating expense3, which was largely driven by net portfolio changes including our retail acquisitions. The increase in Commodity Margin was primarily due to:

+	increased contribution from our retail hedging activity following the acquisitions of Calpine Energy Solutions in December 2016 and North American Power in January 2017 and

+	higher regulatory capacity revenue, partially offset by

–	the net impact of our portfolio management activities, including the sales of Mankato Power Plant in October 2016 and Osprey Energy Center in January 2017,

–	lower market spark spreads in the East,

–	lower fleetwide generation and

–	the expiration of a PPA associated with our York Energy Center.

Adjusted Unlevered Free Cash Flow was $604 million in the third quarter of 2017 compared to $549 million in the prior year period. Adjusted Free Cash Flow was $442 million in the third quarter of 2017 compared to $383 million in the prior year period. Adjusted Unlevered Free Cash Flow and Adjusted Free Cash Flow increased primarily due to higher Adjusted EBITDA, as previously discussed, and lower major maintenance expense and capital expenditures due to outage timing.

Year-to-Date Results

Adjusted EBITDA for the first nine months of 2017 was $1,414 million compared to $1,458 million in the prior year period. The year-over-year decrease in Adjusted EBITDA was primarily related to the receipt of a $40 million natural gas transportation billing credit in the second quarter of 2016 that did not recur in 2017, while retail acquisitions offset a decline in our wholesale business.

Commodity Margin for the first nine months of 2017 increased by $12 million compared to the prior year period, primarily due to:

+	increased contribution from our retail hedging activity following the acquisitions of Calpine Energy Solutions in December 2016 and North American Power in January 2017 and

+	higher regulatory capacity revenue, partially offset by

–	the receipt of a $40 million natural gas transportation billing credit in the second quarter of 2016 that did not recur in 2017,

–	the net impact of our portfolio management activities, including the sales of Mankato Power Plant in October 2016 and Osprey Energy Center in January 2017,

–	lower market spark spreads in the East,

–	lower fleetwide generation and

–	the expiration of a PPA associated with our York Energy Center.

Adjusted Unlevered Free Cash Flow was $1,074 million for the first nine months of 2017 compared to $1,139 million in the prior year period. Adjusted Free Cash Flow was $588 million for the first nine months of 2017 compared to $643 million in the prior year period. Adjusted Unlevered Free Cash Flow and Adjusted Free Cash Flow decreased primarily due to lower Adjusted EBITDA, as previously discussed, and higher major maintenance expense and capital expenditures due to outage timing.
__________
3 Increase in plant operating expense excludes changes in major maintenance expense, stock-based compensation expense, non-cash loss on disposition of assets and other costs. See the table titled “Consolidated Adjusted EBITDA Reconciliation” for the actual amounts of these items for the three and nine months ended September 30, 2017 and 2016.

Calpine Reports Third Quarter 2017 Results
November 1, 2017

REGIONAL SEGMENT REVIEW OF RESULTS

Table 1: Commodity Margin by Segment (in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	Variance	2017	2016	Variance
West	$327	$298	$29	$792	$749	$43
Texas	201	198	3	516	511	5
East	336	324	12	761	797	(36)
Total	$864	$820	$44	$2,069	$2,057	$12

West Region

Third Quarter: Commodity Margin in our West segment increased by $29 million in the third quarter of 2017 compared to the prior year period. Primary drivers were:

+	increased contribution from the expansion of our retail hedging activity following the acquisition of Calpine Energy Solutions in December 2016 and

+	higher realized spark spreads during hours in which we generated, particularly evening peak times, partially offset by

–	a decrease in generation, primarily due to an extended outage at our Delta Energy Center.

Year-to-Date: Commodity Margin in our West segment increased by $43 million in the first nine months of 2017 compared to the prior year period. Primary drivers were:

+	increased contribution from the expansion of our retail hedging activity following the acquisition of Calpine Energy Solutions in December 2016 and

+	higher realized spark spreads during hours in which we generated, particularly evening peak times, partially offset by

–	the receipt of a $40 million natural gas transportation billing credit in the second quarter of 2016 that did not recur in 2017 and

–	a decrease in generation, primarily due to an increase in hydroelectric generation in the region and an extended outage at our Delta Energy Center.

Texas Region

Third Quarter:  Commodity Margin in our Texas segment increased by $3 million in the third quarter of 2017 compared to the prior year period. Primary drivers were:

+	increased contribution from hedges, partially offset by

–	a decrease in generation resulting from milder weather, including the effect of Hurricane Harvey during the third quarter of 2017, and the retirement of our Clear Lake Power Plant in February 2017.

Year-to-Date: Commodity Margin in our Texas segment increased by $5 million in the first nine months of 2017 compared to the prior year period. Primary drivers were:

+	increased contribution from hedges, partially offset by

–	a decrease in generation primarily resulting from higher natural gas prices.

Calpine Reports Third Quarter 2017 Results
November 1, 2017

East Region

Third Quarter:  Commodity Margin in our East segment increased $12 million in the third quarter of 2017 compared to the prior year period. Primary drivers were:

+
increased contribution from hedges, including the expansion of retail hedging activity following the acquisitions of Calpine Energy Solutions in December 2016 and North American Power in January 2017 and

+	higher regulatory capacity revenue, partially offset by

–	the net impact of portfolio management activities, including the sales of Mankato Power Plant in October 2016 and Osprey Energy Center in January 2017,

–	the expiration of a PPA associated with our York Energy Center in May 2017 and

–	lower market spark spreads.

Year-to-Date: Commodity Margin in our East segment decreased by $36 million in the first nine months of 2017 compared to the prior year period. Primary drivers were:

–	the net impact of portfolio management activities, including the sales of Mankato Power Plant in October 2016 and Osprey Energy Center in January 2017,

–	the expiration of a PPA associated with our York Energy Center in May 2017 and

–	lower market spark spreads, partially offset by

+	increased contribution from the expansion of our retail hedging activity following the acquisitions of Calpine Energy Solutions in December 2016 and North American Power in January 2017,

+	higher regulatory capacity revenue and

+	the positive effect of a new PPA associated with our Morgan Energy Center, which became effective in February 2016.

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 2: Liquidity (in millions)

	September 30, 2017	December 31, 2016
Cash and cash equivalents, corporate(1)	$346	$345
Cash and cash equivalents, non-corporate	80	73
Total cash and cash equivalents	426	418
Restricted cash	222	188
Corporate Revolving Facility availability(2)	1,316	1,255
CDHI letter of credit facility availability	54	50
Total current liquidity availability(3)	$2,018	$1,911
____________

(1)	Includes $19 million and $16 million of margin deposits posted with us by our counterparties at September 30, 2017, and December 31, 2016, respectively.

(2)	Our ability to use availability under our Corporate Revolving Facility is unrestricted.

(3)
Our ability to use corporate cash and cash equivalents is unrestricted. Our $300 million CDHI letter of credit facility is restricted to support certain obligations under PPAs and power transmission and natural gas transportation agreements.

Liquidity was approximately $2.0 billion as of September 30, 2017. Cash and cash equivalents increased in the first nine months of 2017 primarily due to cash provided by operating activities, partially offset by net repayments of debt, consistent with our announced plan to reduce leverage.

Calpine Reports Third Quarter 2017 Results
November 1, 2017

Table 3: Cash Flow Activities (in millions)

	Nine Months Ended September 30,
	2017	2016
Beginning cash and cash equivalents	$418	$906
Net cash provided by (used in):
Operating activities	807	667
Investing activities	(195)	(841)
Financing activities	(604)	(171)
Net increase (decrease) in cash and cash equivalents	8	(345)
Ending cash and cash equivalents	$426	$561

Cash provided by operating activities in the first nine months of 2017 was $807 million compared to $667 million in the prior year period. The year-over-year increase was primarily due to a decrease in working capital employed resulting from the period-over-period change in net margining requirements associated with our commodity hedging activity, partially offset by a decrease in income from operations, adjusted for non-cash items.

Cash used in investing activities was $195 million during the first nine months of 2017 compared to $841 million in the prior year period. The decrease was primarily related to acquisitions, divestitures and capital expenditures. In the first quarter of 2017, we acquired North American Power for a net purchase price of $111 million and sold Osprey Energy Center, receiving net proceeds of $162 million. In the first quarter of 2016, we acquired Granite
Ridge Energy Center for a net purchase price of $526 million. There was also a year-over-year decrease of $89 million in capital expenditures, primarily due to lower expenditures on construction projects during the first nine months of 2017 as compared to 2016.

Cash used in financing activities was $604 million during the first nine months of 2017, primarily related to net repayment of debt in accordance with our deleveraging plan.

Merger Agreement

On August 17, 2017, we entered into a merger agreement pursuant to which Energy Capital Partners (ECP), along with an investor consortium, will acquire Calpine for $15.25 per share in cash, or approximately $5.6 billion. The agreement includes a 45-day “go shop” period that expired on October 2, 2017, without a superior offer having been identified. The transaction is subject to approval by stockholders representing a majority of outstanding shares of common stock of Calpine. In addition, the transaction is subject to various regulatory proceedings before the Federal Energy Regulatory Commission, New York Public Service Commission and Public Utility Commission of Texas. The requisite waiting period under the Hart-Scott-Rodino Act was terminated on September 27, 2017. We expect the transaction to close in the first quarter of 2018. For further information on the transaction and related merger agreement, please refer to our Current Report on Form 8-K filed on August 22, 2017, and our preliminary proxy statement filed on October 19, 2017.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of Calpine by ECP. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, the Company has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents with the SEC. The definitive proxy statement (when available) will be mailed to the Company’s stockholders. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER DOCUMENTS, INCLUDING THE DEFINITIVE PROXY STATEMENT, FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security

Calpine Reports Third Quarter 2017 Results
November 1, 2017

holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the SEC from the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC on the Company’s website at www.calpine.com/investor-relations.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers by reading the Company’s Annual Report on Form 10-K, which was filed with the SEC on February 10, 2017, and proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on March 29, 2017. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are included in the preliminary proxy statement filed with the SEC, and will be included in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

ABOUT CALPINE

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources with operations in competitive power markets.  Our fleet of 80 power plants in operation or under construction represents approximately 26,000 megawatts of generation capacity. Through wholesale power operations and our retail businesses Calpine Energy Solutions and Champion Energy, we serve customers in 25 states, Canada and Mexico. Our clean, efficient, modern and flexible fleet uses advanced technologies to generate power in a low-carbon and environmentally responsible manner. We are uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. Please visit www.calpine.com to learn more about how Calpine is creating power for a sustainable future.

Calpine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, has been filed with the Securities and Exchange Commission (SEC) and is available on the SEC’s website at www.sec.gov.

Calpine Reports Third Quarter 2017 Results
November 1, 2017

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. We believe that the forward-looking statements are based upon reasonable assumptions and expectations. However, you are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
Risks and uncertainties associated with the Merger, including (i) any event that could give rise to termination of the Merger Agreement or otherwise cause failure of the Merger to close, (ii) failure to obtain requisite stockholder or regulatory approval for the Merger, (iii) the effect of the Merger on our relationships with customers and employees, (iv) the effect of the Merger on our financial results and business and (v) potential termination fees associated with the Merger Agreement and other Merger-related fees and expenses incurred.

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability and extent to which we hedge risks;

•
Laws, regulations and market rules in the wholesale and retail markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs, access the capital markets when necessary and comply with covenants under our Senior Unsecured Notes, First Lien Notes, First Lien Term Loans, Corporate Revolving Facility, CCFC Term Loans and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants, including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•
Competition, including from renewable sources of power, interference by states in competitive power markets through subsidies or similar support for new or existing power plants, and other risks associated with marketing and selling power in the evolving energy markets;

•
Structural changes in the supply and demand of power resulting from the development of new fuels or technologies and demand-side management tools (such as distributed generation, power storage and other technologies);

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenue may not occur at expected levels;

•
Natural disasters, such as hurricanes, earthquakes, droughts, wildfires and floods, acts of terrorism or cyber-attacks that may affect our power plants or the markets our power plants or retail operations serve and our corporate offices;

•	Disruptions in or limitations on the transportation of natural gas or fuel oil and the transmission of power;

•	Our ability to manage our counterparty and customer exposure and credit risk, including our commodity positions;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions that may arise from noncompliance with market rules promulgated by the SEC, CFTC, FERC and other regulatory bodies; and

•
Other risks identified in this press release, in our Quarterly Report on Form 10Q for the three months ended September 30, 2017, in our Annual Report on Form 10-K for the year ended December 31, 2016, and in other reports filed by us with the SEC.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports Third Quarter 2017 Results
November 1, 2017

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in millions, except share and per share amounts)
Operating revenues:
Commodity revenue	$2,506	$2,063	$6,714	$5,199
Mark-to-market gain (loss)	76	287	224	(79)
Other revenue	4	5	13	14
Operating revenues	2,586	2,355	6,951	5,134
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	1,711	1,294	4,757	3,197
Mark-to-market (gain) loss	10	178	185	(57)
Fuel and purchased energy expense	1,721	1,472	4,942	3,140
Plant operating expense	228	215	812	741
Depreciation and amortization expense	179	161	542	490
Sales, general and other administrative expense	37	33	117	106
Other operating expenses	23	18	63	55
Total operating expenses	2,188	1,899	6,476	4,532
Impairment losses	12	—	41	13
(Gain) on sale of assets, net	—	—	(27)	—
(Income) from unconsolidated subsidiaries	(7)	(6)	(17)	(16)
Income from operations	393	462	478	605
Interest expense	156	158	469	472
Debt extinguishment costs	1	—	26	15
Other (income) expense, net	7	7	16	18
Income (loss) before income taxes	229	297	(33)	100
Income tax expense (benefit)	(2)	(4)	—	17
Net income (loss)	231	301	(33)	83
Net income attributable to the noncontrolling interest	(6)	(6)	(14)	(15)
Net income (loss) attributable to Calpine	$225	$295	$(47)	$68

Basic earnings (loss) per common share attributable to Calpine:
Weighted average shares of common stock outstanding (in thousands)	355,442	354,215	355,164	353,929
Net income (loss) per common share attributable to Calpine — basic	$0.63	$0.83	$(0.13)	$0.19

Diluted earnings (loss) per common share attributable to Calpine:
Weighted average shares of common stock outstanding (in thousands)	358,844	356,352	355,164	355,980
Net income (loss) per common share attributable to Calpine — diluted	$0.63	$0.83	$(0.13)	$0.19

Calpine Reports Third Quarter 2017 Results
November 1, 2017

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2017	2016
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$426	$418
Accounts receivable, net of allowance of $9 and $6	935	839
Inventories	409	581
Margin deposits and other prepaid expense	182	364
Restricted cash, current	196	173
Derivative assets, current	206	221
Current assets held for sale	—	210
Other current assets	34	45
Total current assets	2,388	2,851
Property, plant and equipment, net	12,833	13,013
Restricted cash, net of current portion	26	15
Investments in unconsolidated subsidiaries	106	99
Long-term derivative assets	284	300
Goodwill	243	187
Intangible assets, net	552	650
Other assets	360	378
Total assets	$16,792	$17,493
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$756	$671
Accrued interest payable	129	125
Debt, current portion	369	748
Derivative liabilities, current	113	138
Other current liabilities	427	523
Total current liabilities	1,794	2,205
Debt, net of current portion	11,281	11,431
Long-term derivative liabilities	103	149
Other long-term liabilities	291	369
Total liabilities	13,469	14,154

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; authorized 100,000,000 shares, none issued and outstanding	—	—
Common stock, $0.001 par value per share; authorized 1,400,000,000 shares, 361,695,622 and 359,627,113 shares issued, respectively, and 360,613,587 and 359,061,764 shares outstanding, respectively	—	—
Treasury stock, at cost, 1,082,035 and 565,349 shares, respectively	(13)	(7)
Additional paid-in capital	9,652	9,625
Accumulated deficit	(6,260)	(6,213)
Accumulated other comprehensive loss	(135)	(137)
Total Calpine stockholders’ equity	3,244	3,268
Noncontrolling interest	79	71
Total stockholders’ equity	3,323	3,339
Total liabilities and stockholders’ equity	$16,792	$17,493

Calpine Reports Third Quarter 2017 Results
November 1, 2017

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(in million)
Cash flows from operating activities:
Net income (loss)	$(33)	$83
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization(1)	691	659
Debt extinguishment costs	8	15
Income taxes	12	15
Impairment losses	41	13
Gain on sale of assets, net	(27)	—
Mark-to-market activity, net	(40)	21
(Income) from unconsolidated subsidiaries	(17)	(16)
Return on investments from unconsolidated subsidiaries	22	19
Stock-based compensation expense	31	23
Other	(4)	1
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(86)	(168)
Derivative instruments, net	(10)	(154)
Other assets	60	1
Accounts payable and accrued expenses	95	53
Other liabilities	64	102
Net cash provided by operating activities	807	667
Cash flows from investing activities:
Purchases of property, plant and equipment	(248)	(337)
Proceeds from sale of Osprey Energy Center	162	—
Purchase of Granite Ridge Energy Center	—	(526)
Purchase of North American Power, net of cash acquired	(111)	—
(Increase) decrease in restricted cash	(33)	2
Other	35	20
Net cash used in investing activities	$(195)	$(841)

(Table continues)

Calpine Reports Third Quarter 2017 Results
November 1, 2017

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(in millions)
Cash flows from financing activities:
Borrowings under First Lien Term Loans	$396	$556
Repayment of CCFC Term Loans and First Lien Term Loans	(435)	(1,220)
Repurchase of First Lien Notes	(453)	—
Borrowings under First Lien Notes	—	625
Repayments of project financing, notes payable and other	(90)	(98)
Distribution to noncontrolling interest holder	(8)	—
Financing costs	(9)	(27)
Shares repurchased for tax withholding on stock-based awards	(6)	(5)
Other	1	(2)
Net cash used in financing activities	(604)	(171)
Net increase (decrease) in cash and cash equivalents	8	(345)
Cash and cash equivalents, beginning of period	418	906
Cash and cash equivalents, end of period	$426	$561

Cash paid during the period for:
Interest, net of amounts capitalized	$412	$421
Income taxes	$10	$10

Supplemental disclosure of non-cash investing and financing activities:
Change in capital expenditures included in accounts payable	$14	$(4)
Purchase of King City Cogeneration Plant lease(2)	$15	$—
__________

(1)
Includes amortization recorded in Commodity revenue and Commodity expense associated with intangible assets and amortization recorded in interest expense associated with debt issuance costs and discounts.

(2)
On April 3, 2017, we completed the purchase of the King City Cogeneration Plant lease in exchange for a three-year promissory note with a discounted value of $57 million. We recorded a net increase to property, plant and equipment, net on our Consolidated Condensed Balance Sheet of $15 million due to the increased value of the promissory note as compared to the carrying value of the lease.

Calpine Reports Third Quarter 2017 Results
November 1, 2017

REGULATION G RECONCILIATIONS

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying third quarter 2017 earnings release contains non-GAAP financial measures. Commodity Margin, Adjusted Free Cash Flow, Adjusted Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures that we use as measures of our performance and liquidity. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and liquidity, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Commodity Margin includes revenues recognized on our wholesale and retail power sales activity, electric capacity sales, renewable energy credit sales, steam sales, realized settlements associated with our marketing, hedging, optimization and trading activity, fuel and purchased energy expenses, commodity transmission and transportation expenses and environmental compliance expenses. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure reviewed by our chief operating decision maker. Commodity Margin is not a measure calculated in accordance with U.S. GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with U.S. GAAP. Commodity Margin does not intend to represent income (loss) from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted Free Cash Flow represents cash flows from operating activities including the effects of maintenance capital expenditures, adjustments to reflect the Adjusted Free Cash Flow from unconsolidated investments and to exclude the noncontrolling interest and other miscellaneous adjustments such as the effect of changes in working capital. Adjusted Unlevered Free Cash Flow is calculated on the same basis as Adjusted Free Cash Flow but excludes the effect of cash interest, net, and operating lease payments, thus capturing the performance of our business independent of its capital structure. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are presented because we believe they are useful measures of liquidity to assist in comparing financial results from period to period on a consistent basis and to readily view operating trends, as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial results. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are liquidity measures and are not intended to represent cash flows from operations, the most directly comparable U.S. GAAP measure, and are not necessarily comparable to similarly titled measures reported by other companies.

Adjusted EBITDA represents net loss attributable to Calpine before net (income) attributable to the noncontrolling interest, interest, taxes, depreciation and amortization, and is also adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the noncontrolling interest, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, gains or losses on the repurchase, modification or extinguishment of debt, non-cash GAAP-related adjustments to levelize revenues from tolling agreements and any unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends. We believe that investors commonly adjust EBITDA information to eliminate the effects of restructuring and other expenses, which vary widely from company to company and impair comparability. Adjusted EBITDA is not intended to represent net income (loss) as defined by U.S. GAAP as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies. We are presenting Adjusted EBITDA along with a reconciliation to Adjusted Unlevered Free Cash Flow to demonstrate the relationship between our traditional performance measure, Adjusted EBITDA, and our recently introduced liquidity measure, Adjusted Unlevered Free Cash Flow.

Calpine Reports Third Quarter 2017 Results
November 1, 2017

Commodity Margin Reconciliation

The following tables reconcile income (loss) from operations to Commodity Margin for the three and nine months ended September 30, 2017 and 2016 (in millions):

	Three Months Ended September 30, 2017
				Consolidation
				And
	West	Texas	East	Elimination	Total
Income from operations	$118	$117	$158	$—	$393
Add:
Plant operating expense	83	77	75	(7)	228
Depreciation and amortization expense	63	61	55	—	179
Sales, general and other administrative expense	10	16	10	1	37
Other operating expenses	13	6	6	(2)	23
Impairment losses	—	12	—	—	12
(Income) from unconsolidated subsidiaries	—	—	(7)	—	(7)
Less: Mark-to-market commodity activity, net and other(1)	(40)	88	(39)	(8)	1
Commodity Margin	$327	$201	$336	$—	$864

	Three Months Ended September 30, 2016
				Consolidation
				And
	West	Texas	East	Elimination	Total
Income from operations	$157	$175	$130	$—	$462
Add:
Plant operating expense	79	65	78	(7)	215
Depreciation and amortization expense	56	53	52	—	161
Sales, general and other administrative expense	9	13	12	(1)	33
Other operating expenses	8	2	7	1	18
(Income) from unconsolidated subsidiaries	—	—	(6)	—	(6)
Less: Mark-to-market commodity activity, net and other(1)	11	110	(51)	(7)	63
Commodity Margin	$298	$198	$324	$—	$820

	Nine Months Ended September 30, 2017
				Consolidation
				And
	West	Texas	East	Elimination	Total
Income (loss) from operations	$222	$(4)	$260	$—	$478
Add:
Plant operating expense	291	282	260	(21)	812
Depreciation and amortization expense	189	187	166	—	542
Sales, general and other administrative expense	31	54	31	1	117
Other operating expenses	30	12	23	(2)	63
Impairment losses	28	13	—	—	41
(Gain) on sale of assets, net	—	—	(27)	—	(27)
(Income) from unconsolidated subsidiaries	—	—	(17)	—	(17)
Less: Mark-to-market commodity activity, net and other(2)	(1)	28	(65)	(22)	(60)
Commodity Margin	$792	$516	$761	$—	$2,069

Calpine Reports Third Quarter 2017 Results
November 1, 2017

	Nine Months Ended September 30, 2016
				Consolidation
				And
	West	Texas	East	Elimination	Total
Income from operations	$245	$74	$285	$1	$605
Add:
Plant operating expense	268	236	258	(21)	741
Depreciation and amortization expense	168	159	163	—	490
Sales, general and other administrative expense	27	43	36	—	106
Other operating expenses	23	6	27	(1)	55
Impairment losses	13	—	—	—	13
(Income) from unconsolidated subsidiaries	—	—	(16)	—	(16)
Less: Mark-to-market commodity activity, net and other(2)	(5)	7	(44)	(21)	(63)
Commodity Margin	$749	$511	$797	$—	$2,057
_________

(1)	Includes $33 million and $40 million of lease levelization and $39 million and $25 million of amortization expense for the three months ended September 30, 2017 and 2016, respectively.

(2)	Includes $(13) million and $(2) million of lease levelization and $143 million and $79 million of amortization expense for the nine months ended September 30, 2017 and 2016, respectively.

Consolidated Adjusted EBITDA Reconciliation

In the following table, we have reconciled our Adjusted EBITDA to our Commodity Margin, both of which are non-GAAP measures, for the three and nine months ended September 30, 2017 and 2016. Reconciliations for both Adjusted EBITDA and Commodity Margin to comparable U.S. GAAP measures are provided herein. Amounts below are shown exclusive of the noncontrolling interest (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Commodity Margin	$864	$820	$2,069	$2,057
Other revenue	4	4	12	13
Plant operating expense(1)	(175)	(163)	(578)	(524)
Sales, general and administrative expense(2)	(31)	(31)	(101)	(95)
Other operating expenses(3)	(8)	(12)	(33)	(37)
Adjusted EBITDA from unconsolidated investments in power plants	15	14	44	45
Other	—	—	1	(1)
Adjusted EBITDA	$669	$632	$1,414	$1,458
_________

(1)	Shown net of major maintenance expense, stock-based compensation expense, non-cash loss on dispositions of assets and other costs.

(2)	Shown net of stock-based compensation expense and other costs.

(3)	Shown net of operating lease expense, amortization and other costs.

Calpine Reports Third Quarter 2017 Results
November 1, 2017

Consolidated Adjusted EBITDA Reconciliation (continued)

In the following table, we have reconciled our net income (loss) attributable to Calpine to Adjusted EBITDA for the three and nine months ended September 30, 2017 and 2016, as reported under U.S. GAAP (in millions). We also reconciled Adjusted EBITDA to Adjusted Unlevered Free Cash Flow to demonstrate the relationship between our traditional performance measure, Adjusted EBITDA, and our new liquidity measure, Adjusted Unlevered Free Cash Flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss) attributable to Calpine	$225	$295	$(47)	$68
Net income attributable to the noncontrolling interest	6	6	14	15
Income tax expense (benefit)	(2)	(4)	—	17
Debt extinguishment costs and other (income) expense, net	8	7	42	33
Interest expense	156	158	469	472
Income from operations	$393	$462	$478	$605
Add:
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense, excluding deferred financing costs(1)	178	160	538	499
Major maintenance expense	38	43	187	186
Operating lease expense	6	6	19	19
Mark-to-market (gain) loss on commodity derivative activity	(66)	(109)	(39)	22
Impairment loss	12	—	41	—
(Gain) on sale of assets, net	—	—	(27)	—
Adjustments to reflect Adjusted EBITDA from unconsolidated investments and exclude the noncontrolling interest(2)	(4)	(4)	8	8
Stock-based compensation expense	11	6	31	23
Loss on dispositions of assets	2	1	4	6
Contract amortization	39	25	143	79
Other	60	42	31	11
Total Adjusted EBITDA	$669	$632	$1,414	$1,458
Less:
Major maintenance expense and capital expenditures(3)	69	84	329	311
Cash taxes	(7)	(1)	1	7
Other	3	—	10	1
Adjusted Unlevered Free Cash Flow	$604	$549	$1,074	$1,139
Less:
Cash interest, net(4)	156	160	467	477
Operating lease payments	6	6	19	19
Adjusted Free Cash Flow(5)	$442	$383	$588	$643
Weighted Average Shares Outstanding (diluted)	359	356	355	356
____________

(1)	Excludes depreciation and amortization expense attributable to the non-controlling interest.

(2)	Adjustments to reflect Adjusted EBITDA from unconsolidated investments include (gain) loss on mark-to-market activity of nil for each of the three and nine months ended September 30, 2017 and 2016.

(3)
Includes $39 million and $190 million in major maintenance expense for the three and nine months ended September 30, 2017, respectively, and $30 million and $139 million in maintenance capital expenditures for the three and nine months ended September 30, 2017, respectively. Includes $45 million and $191 million in major maintenance expenditures for the three and nine months ended September 30, 2016, respectively, and $39 million and $120 million in maintenance capital expenditures for the three and nine months ended September 30, 2016, respectively.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(5)	Adjusted Free Cash Flow, as reported, excludes changes in working capital.

Calpine Reports Third Quarter 2017 Results
November 1, 2017

Adjusted Unlevered Free Cash Flow Reconciliation

In the following table, we have reconciled our cash flows from operating activities to our Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow for the three and nine months ended September 30, 2017 and 2016 (in millions).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$561	$542	$807	$667
Add:
Maintenance capital expenditures(1)	(30)	(39)	(139)	(120)
Tax differences	3	(7)	(13)	(5)
Adjustments to reflect Adjusted Free Cash Flow from unconsolidated investments and exclude the non-controlling interest	(6)	(3)	(6)	(5)
Capitalized corporate interest	(7)	(5)	(20)	(14)
Changes in working capital(2)	(141)	(150)	(95)	101
Other(3)	62	45	54	19
Adjusted Free Cash Flow	$442	$383	$588	$643
Add:
Cash interest, net(4)	156	160	467	477
Operating lease payments	6	6	19	19
Adjusted Unlevered Free Cash Flow	$604	$549	$1,074	$1,139

Net cash used in investing activities	$(144)	$(165)	$(195)	$(841)
Net cash used in financing activities	$(285)	$(31)	$(604)	$(171)

Supplemental disclosure of cash activities:
Major maintenance expense and maintenance capital expenditures(5)	$69	$84	$329	$311
Cash taxes	$(7)	$(1)	$1	$7
Other	$3	$—	$10	$1
_________

(1)	Maintenance capital expenditures exclude major construction and development projects.

(2)
Adjustment excludes $(18) million and $20 million in amortization of acquired derivatives contracts for the three months ended September 30, 2017 and 2016, respectively, and $(28) million and $65 million in amortization of acquired derivatives contracts for the nine months ended September 30, 2017 and 2016, respectively.

(3)	Other primarily represents miscellaneous items excluded from Adjusted Free Cash Flow that are included in cash flow from operations.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(5)
Includes $39 million and $190 million in major maintenance expense for the three and nine months ended September 30, 2017, respectively, and $30 million and $139 million in maintenance capital expenditures for the three and nine months ended September 30, 2017, respectively. Includes $45 million and $191 million in major maintenance expenditures for the three and nine months ended September 30, 2016, respectively, and $39 million and $120 million in maintenance capital expenditures for the three and nine months ended September 30, 2016, respectively.

Calpine Reports Third Quarter 2017 Results
November 1, 2017

OPERATING PERFORMANCE METRICS
The table below shows the operating performance metrics for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total MWh generated (in thousands)(1)(2)	28,834	33,552	71,507	84,032
West	6,989	8,343	16,061	19,796
Texas	12,959	13,670	33,166	37,306
East	8,886	11,539	22,280	26,930

Average availability(2)	95.1%	97.3%	88.2%	90.9%
West	93.5%	98.9%	84.1%	91.6%
Texas	95.7%	97.0%	88.9%	90.8%
East	95.8%	96.5%	90.5%	90.7%

Average capacity factor, excluding peakers	57.4%	62.6%	48.3%	53.4%
West	45.4%	54.5%	35.2%	43.5%
Texas	66.3%	67.4%	57.2%	61.7%
East	58.1%	64.3%	50.0%	52.4%

Steam adjusted heat rate (Btu/kWh)(2)	7,407	7,333	7,362	7,307
West	7,351	7,213	7,383	7,276
Texas	7,235	7,142	7,144	7,113
East	7,714	7,660	7,692	7,614
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.

(2)	Generation, average availability and steam adjusted heat rate exclude power plants and units that are inactive.